Staysail Series Trust 485BPOS

Exhibit 99.(p)(3)

Combined Code of Ethics

Last updated: April 10, 2024

Contents

CODE OF ETHICS	2

BACKGROUND	2
RISKS	3
POLICIES AND PROCEDURES	3

CONFLICTS OF INTEREST	13

BACKGROUND	13
RISKS	13
POLICIES AND PROCEDURES	14

INSIDER TRADING	16

BACKGROUND	16
RISKS	17
POLICIES AND PROCEDURES	18

GIFTS AND ENTERTAINMENT	20

BACKGROUND	20
RISKS	20
POLICIES AND PROCEDURES	20

APPENDIX A - DEFINITIONS	26

CODE OF ETHICS

Most Recently Revised: October 2023

Background

This Code of Ethics (“Code”) has been adopted by various Paralel entities, together and separately referred to as “Paralel” within this Code, including:

●	Paralel Technologies LLC (“PTL”)

●	Paralel Advisors LLC (“PAL”)

●	Paralel Distributors, Inc. (“PDL”)

The Code is designed to comply with Rule 204A-l under the Investment Advisers Act of 1940 (“Advisers Act”) and Rule 17j-l under the Investment Company Act of 1940 (the “1940 Act”). By adopting and adhering to a code that meets the applicable requirements under the Advisers Act and 1940 Act, it is intended that Paralel employees who are deemed to be Access Persons and/or Investment Persons, will not also be subject to duplicative reporting requirements under various other codes for fund companies for which they may serve as an officer or are otherwise deemed to be an Access Person or Supervised Person. However, all such persons should check with each company’s Compliance or Legal representatives to confirm their status.

In addition to the policies found directly in this Code, Paralel’s Gift and Entertainment, Conflicts of Interest, and Insider Trading policies shall also be deemed to be part of this Code.

Employees who are also registered with the Financial Industry Regulatory Authority (“FINRA”) as a Registered Representative may have additional requirements and/or restrictions in addition to those described herein. Those Registered Representatives should consult their Written Supervisory Procedures for any additional requirements that may apply.

Paralel and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. The Code is designed to reinforce Paralel’s reputation for integrity by avoiding even the appearance of impropriety in the conduct of our business. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

Employees are required to promptly report any known violations of the Code to the relevant entity’s Chief Compliance Officer (“CCO” as defined). This includes violations that come to your attention that may have been inadvertent and/or violations that other employees may have committed. The CCO (or a designee) will promptly investigate the matter and take appropriate action, if needed. There will be no retribution against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. There may be additional provisions for reporting violations that are covered under applicable policies and employees should make themselves familiar with these policies or consult with the CCO.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that “ignorance of the law” is not a defense. Paralel employees are expected to read the Code carefully and observe and adhere to its guidance at all times. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to: disgorgement of profits, termination, personal criminal or civil liability and referral to law enforcement agencies or other regulatory agencies.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of Paralel in their conduct. In those situations where an employee may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the Client, even at the expense of the interests of employees.

The cco will periodically report to senior management/board of directors of Para/el and the respective Fund boards where Para/el serves in the capacity of investment adviser, administrator and/or distributor to document compliance or noncompliance with this Code. Each employee is responsible for knowing their responsibilities under the Code.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Supervised Persons do not understand the fiduciary duty that they, and Paralel, owe to Client accounts;

●	Supervised Persons and/or Paralel fail to identify and comply with all applicable Federal Securities Laws;

●	Access Persons do not report personal Securities transactions;

●	Access Persons trade personal accounts ahead of Client accounts;

●	Access Persons allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Paralel does not provide its Code of Ethics and any amendments to all Supervised Persons; and

●	Paralel does not retain Supervised Persons’ acknowledgements that they received the Code of Ethics and any amendments.

Policies and Procedures

Who is Covered By the Code?

All permanent employees are covered under the Code. All employees are deemed a “Supervised Person”. Certain Supervised Persons will also be deemed an Access Person and subject to additional personal trading and other requirements. Certain Access Persons will also be deemed an Investment Person and subject to additional personal trading, transaction, and pre-clearance restrictions, as well as other requirements.

Specific definitions of Supervised Person, Access Person, and Investment Person are available in the Appendix A, attached. At any time, employees may check their status by contacting Compliance.

Temporary employees may be subject to either all or certain provisions within the Code. The CCO may deem a temporary employee a Supervised Person, Access Person, or Investment Person as determined appropriate. The CCO may exempt a temporary employee (e.g. summer intern, work study) from certain aspects of this Code or require additional or different certifications, prohibitions, or requirements as determined appropriate to ensure the effective operation of this Code.

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Paralel and its employees, including all Supervised Persons, inclusive of all Access Persons and Investment Persons, must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets.

The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Supervised Persons must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Paralel to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge their duties under the Manual.

All Supervised Persons will act with competence, dignity, integrity, and in an ethical manner, when dealing with Reportable Funds, Clients, the public, prospects, third-party service providers and fellow Supervised Persons. Supervised Persons must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Paralel’s services, and engaging in other professional activities.

Paralel expects all Supervised Persons to adhere to the highest standards with respect to any potential conflicts of interest with Reportable Funds or Clients. As a fiduciary, Paralel must act in its Clients’ best interests. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Supervised Persons of Paralel that perform functions that give such individuals knowledge of a Reportable Fund’s investment activities may not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any Fund:

●	employ any device, scheme, or artifice to defraud a Fund;

●	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

●	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

●	engage in any manipulative practice with respect to a Fund.

Supervised Persons are generally expected to discuss any perceived risks, or concerns about Paralel’s business practices, with their direct supervisor. However, if a Supervised Person is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by Paralel or its Supervised Persons could have severe negative consequences for Paralel, its Reportable Funds, and Paralel’s Supervised Persons. Impropriety, or even the appearance of impropriety, could negatively impact all Supervised Persons, including people who had no involvement in the problematic activities.

Supervised Persons must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO through the Confidential Reporting Form (Whistleblower) on MCO. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Paralel’s fiduciary duty to its Clients.

A Supervised Person’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Supervised Person who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If a Supervised Person believes that he or she has been retaliated against, he or she should notify the Chief Compliance Officer directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Supervised Person’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject a Supervised Person to civil, regulatory or criminal sanctions. No Supervised Person will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO will promptly report the violation, and any associated action(s), to Paralel’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Paralel will report its findings to a Fund’s Board of Directors or Trustees pursuant to Rule 17j-l.

For the avoidance of doubt, nothing in this Manual prohibits Supervised Persons from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Supervised Persons do not need prior authorization from their supervisor, other members of management, the CCO, or any other person or entity affiliated with Paralel to make any such reports or disclosures and do not need to notify Paralel that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits Supervised Persons from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Paralel will distribute the Company’s Code of Ethics, to each Supervised Person upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Supervised Persons must use MCO to acknowledge that they have received, read, understood, and agree to comply with the Company’s policies and procedures described in this Manual, including this Code of Ethics.

Personal Securities Transactions

(Applies to All Access Persons, Including Investment Persons)

Access Person trades should be executed in a manner consistent with our fiduciary obligations to our funds and Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed tor any client, nor should trading activity be so excessive as to conflict with the Access Person’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO shall inform each Reportable Fund’s CCO of such change.

Accounts Covered by the Policies and Procedures, Beneficial ownership

Paralel’s Personal Securities Transactions policies and procedures apply to all accounts (“Accounts”) holding or that can hold any Securities over which Access Persons have any Beneficial Ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-funds over which Access Persons exercise investment discretion. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Access Persons to exclude Accounts held personally or by immediate family members sharing the same household it the Access Persons does not have any direct or indirect influence or control over the Accounts, or it the Access Persons can rebut the presumption of beneficial ownership over family members’ accounts. Access Person should consult with the CCO before excluding any Accounts held by immediate family members sharing the same household.

Reportable Securities1

Paralel requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Paralel or an affiliate;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised, underwritten by Paralel or an affiliate.

Crypto and Other Digital Assets

Any Access Person who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Security, and specifically a “Digital Security”, for purposes of this policy. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets.2 The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Reportable Security for purposes of this policy.

Reporting

Paralel must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit, through MCO, quarterly reports regarding Reportable Securities transactions and newly opened Accounts that hold or can hold Securities, as well as initial and annual reports regarding holdings and existing Accounts.

Rule 17j-1 limits the Reportable Securities reporting exemptions to “i) Direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) Shares issued by open-end Funds.” Therefore, Supervised Persons of Paralel that perform functions that give such individuals knowledge of an advised fund’s investment activities are subject to this more restrictive list of reporting exemptions.

[2]	https://www.sec.gov/files/dlt-framework.pdf

Initial Reporting - Securities Holdings and Accounts

Access Persons must report the existence of any Accounts that holds or can hold any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports relating to Accounts and Reportable Securities holdings must be submitted via MCO within 10 days of an individual first becoming an Access Person. Initial reports must be current as of a date no more than 45 days prior to the date that the person became an Access Person.

Account Types and Reporting: Accounts that can hold Reportable Securities must be linked in MCO to ensure Paralel receives an electronic feed from the broker/dealer. Access Persons should discuss with the compliance team or the CCO if an electronic feed is available with a particular broker and how to establish an electronic feed with a broker. In situations where an electronic feed is not available with a particular broker, an alternative reporting process specified by the CCO may be required (such as providing duplicate statements) or, in certain instances, the compliance team or CCO may require Access Persons to move Accounts from existing brokers to a preferred broker so that an electronic feed may be established. The Access Person is fully responsible for ensuring compliance with this Code if an alternative process is permitted.

For Accounts that are unable to hold or transact in Reportable Securities (“NRS Accounts”), Access Persons will need to report NRS Accounts in MCO initially, providing the brokerage name and account number of the NRS Account in MCO. The Chief Compliance Officer or his/her designee reserves the right to request additional information as they may determine appropriate and monitor such NRS Accounts for any abusive trading practices that would violate this Code.

Para/el 401k Account Guidance - Provided that an Access Person has not linked his/her Paralel 401k Account to a brokerage (allowing investments outside of the limited set in the 401k), such account will generally be considered a NRS Account.

If an Access Person does not have any holdings and/or accounts to report, this should be indicated within MCO within 10 days of becoming an Access Person.

Ongoing Reporting - New Accounts

Upon opening a new Account (other than an NRS Account) and prior to the completion of any transactions in the account, Access Persons must report the Account and ensure it is linked with an electronic feed from the broker/dealer (unless otherwise approved) as described in the initial reporting section above. NRS Accounts may be reported in conjunction with the quarterly reports as described below.

Quarterly Reporting - Accounts and Transactions in Reportable Securities

Each quarter, Access Persons must report all Reportable Securities transactions in Accounts in which they have a Beneficial Interest - this may be completed by affirming that the transactions reflected in MCO that Paralel received from the broker/dealer are accurate and complete, or for Accounts that are not connected by an electronic feed, by manually entering all transactions in Reportable Securities in MCO.

Access Persons must also report any NRS Accounts opened during the quarter that otherwise had not already been reported. Reports regarding Reportable Securities transactions and newly opened Accounts must be submitted via MCO within 30 days of the end of each calendar quarter.

Access Persons must utilize MCO to fulfill quarterly reporting obligations.

If an Access Person did not have any transactions in non-exempt Securities or Account openings to report, this should be indicated in MCO within 30 days after the end of each calendar quarter.

Annual Holdings and Accounts Reports

Access Persons must annually confirm the list of Accounts in MCO and report all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted via MCO on or before February 14th of each year. Annual reports must be current as of December 31st

Annual reports must disclose the existence of all Accounts that hold or can hold any Securities, including NRS Accounts. If an Access Person does not have any holdings and/or accounts to report, this should be indicated within MCO by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, Access Persons are not required to submit reports as follows:

●	Automatic Investment Plans: Quarterly transaction reports are not required for any transactions in Reportable Securities effected pursuant to an Automatic Investment Plan, including Dividend Reinvestment Plans; or

●	Managed Accounts: No reports (either holdings/transaction reports) are required with respect to Securities held in Accounts over which the Access Person has no direct or indirect influence or control (known as “Managed Accounts.”)

“Managed Account” means an account for which the Access Person has authorized a third-party financial advisor or investment manager, in its sole discretion, to acquire and dispose of assets held in the account. The Access Person may not have any direct or indirect influence or control in the investment decisions of the account, or be made aware of any such investment decisions before transactions are executed by the advisor or manager.

While the reporting requirements do not apply to Managed Accounts, other restrictions and requirements applicable to Access Persons (such as preclearance in IPOs and Private Placements) still apply.

For Accounts that may be eligible for either of these exceptions, approval should be sought through MCO to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception to be deemed a Managed Account. In making this determination, the CCO or a designee may ask for supporting documentation, such as a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser, and may provide Access Persons with the exact wording and a clear definition of “no direct or indirect influence or control” that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the Managed Account to identify transactions that would have been prohibited pursuant to Paralel’s Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an Account are required to indicate as such in MCO upon commencement of their employment or implementation of such Managed Account and on an annual basis thereafter.

Trading Restrictions for Access Persons

Pre-Clearance Required

●	Initial Public Offerings and Private Placements - Access Persons must have written pre-clearance completed in MCO for any investments in IPOs or Private Placements. Paralel may disapprove any proposed transaction for any reason. If clearance is granted for a specified period of time, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Access Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Paralel’s pre-clearance procedures.

■	Any Registered Representative of Paralel is prohibited from participating in IPOs.

●	Reportable Funds - Access Persons are prohibited from the purchase or sale of a Reportable Fund without pre-clearance in MCO being obtained. Access Persons are prohibited from the purchase and sale or sale and purchase of the same Reportable Fund within a sixty (60) calendar day holding period.

Other Restrictions

●	Knowledge of Transaction - Access Persons shall not purchase or sell a Reportable Security in any Account if they had actual knowledge at the time of the transaction that, during the 24 hour period immediately preceding or following the transaction, the Reportable Security was purchased or sold or was considered for purchase or sale by a Fund.

●	Blackout Period - Blackout periods may be determined and established by the CCO. Any such periods will be communicated to all affected persons as necessary.

Access Persons are reminded that all provisions of this Code apply even if not specifically listed in the restrictions above, including the Conflict of Interest and Insider Trading sections set forth below.

Additional Requirements for Investment Persons

Pre-Clearance Requirements for Investment Persons

Investment Persons must have written pre-clearance for all transactions in Reportable Securities, as well as IPOs or Private Placements. Paralel may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Investment Persons receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Investment Persons should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Paralel’s pre-clearance procedures.

Pre-clearance is valid for two business days. If the Investment Person still desires to execute the trade, but the trade is not executed within this timetrame, the Investment Persons must request a new pre-clearance approval before entering the trade. Limit orders must be pre-approved tor each day the order is open.

Exemptions from Pre-Clearance Requirements:

●	Managed Accounts. Trades effected by the manager of a Managed Account shall not be subject to the pre-clearance procedures.

○	Pre-clearance is always required for trades in Reportable Funds shares, regardless of whether shares are held in a Managed Account.

■	“Managed Account” means an account tor which an Investment Person has authorized a professional financial advisor or investment manager, in its sole discretion, to acquire and dispose of assets held in the account. The Investment Person may not make, directly or indirectly, any investment decisions, be made aware of any such investment decisions before transactions are executed by the advisor or manager, or otherwise direct the advisor or manager to effect any transactions in the account. Pre-clearance is not generally required for trades in a Managed Account. However, to the extent that an Investment Person becomes aware of a proposed transaction by the manager in these types of accounts or have personally directed or asked another person to direct trades in these accounts, the Investment Person is required to pre-clear the transaction prior to execution of the trade by the manager.

●	Exchange Traded Funds (“ETF”) and Exchange Traded Notes (“ETN”). Pre-clearance is not required for ETFs or ETNs; however, ETFs and ETNs are subject to the reporting requirements.

●	Purchases or sales that are non-volitional on the part of the Investment Person.

●	Purchases that are part of an automatic dividend reinvestment plan.

●	Purchases effected upon the exercise of rights issues by an issuer pro rota to all holders of a class of its securities.

●	Transactions that meet the de minimis exception, which is personal trade that meets the following conditions: (a) less than $5,000; and (b) is made with no knowledge that a Reportable Fund has purchased or sold the Reportable Security, or is considered purchasing or selling the Reportable Security.;

Investment Persons must use MCO to seek pre-clearance. Pre-clearance is valid for two business days.

Restrictions for Investment Persons

In addition to those restrictions applicable to Access Persons, Investment Persons:

●	may not purchase or sell any security that they have knowledge is being considered for purchase or sale by a Reportable Funds.

●	are prohibited from participating in investment clubs unless such membership is approved in writing by the CCO. An investment club is any group of people who pool their money to make joint or group investments.

●	may not make any personal transaction that may be deemed to be a conflict of interest with the interests of the Funds or any Paralel client.

Investment Persons are reminded that all provisions of this Code apply even if not specifically listed in the restrictions above, including the Conflict of Interest and Insider Trading provisions set forth below.

Any Registered Representative of Paralel is prohibited from participating in IPOs.

Personal Trading and Holdings Reviews

Paralel’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO or a designee will closely monitor Access Persons’ investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market-timing of mutual funds;

●	Personal trading in Securities also held by a client fund advised, underwritten or administered by Paralel;

●	Trading opposite of client trades;

●	Trading ahead of clients; and

●	Trading that appears to be based on Material Nonpublic Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Funds’ trades as necessary. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO or his delegate (currently the Paralegal Manager) will use MCO to monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Paralel will, upon request, furnish Funds with a copy of the Code of Ethics.

CONFLICTS OF INTEREST

Most Recently Revised: April 2023

Background

Conflicts of interest may exist between various individuals and entities, including Paralel, Supervised Persons, and current or prospective Reportable Funds or Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Paralel, its Supervised Persons, and/or Funds or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Section 206(2) of the Advisers Act prohibits investment advisers from engaging in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client whereas Section 206(4) of the Advisers Act prohibits investment advisers from engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative. Rule 206(4)-S(a) under the Advisers Act effectively extends this prohibition so as to apply to pooled investment vehicle investors or prospective investors. A failure to identify, disclose and/or manage a conflict of interest could constitute a violation of any of these provisions.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with conflicts of interest. This analysis includes risks such as:

●	Supervised Persons do not understand what could constitute an actual or apparent conflict of interest;

●	Supervised Persons engage in conduct that could entail an actual or apparent conflict of interest without giving Paralel the opportunity to prevent such activity or take sufficient steps to manage and/or disclose the actual or apparent conflict of interest;

●	Paralel engages in conduct in its capacity as the investment adviser (or in its affiliates’ capacity in other servicing roles) that could entail an actual or apparent conflict of interest with its obligations on behalf of the other, without taking sufficient steps to manage and/or disclose the actual or apparent conflict of interest; and

●	The interests of more than one Client are in conflict with each other and Paralel does not resolve this conflict or resolves it in a way that is not fair and reasonable to all affected parties, or that disproportionately disadvantages one or more parties.

Policies and Procedures

Paralel’s policy is to disclose, mitigate, and/or eliminate all identified conflicts of interest in the best interests of its Funds and Clients. In the event that a conflict of interest arises between client funds, Paralel’s policy is to seek to resolve such conflict as fairly as possible in relation to all parties.

Understanding and Identifying Conflicts of Interest

Paralel’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. Supervised Persons should refer to applicable sections of this Manual when conducting the activities addressed therein. To the extent such activities entail an actual, potential or apparent conflict of interest, the relevant Manual section will typically provide guidance or instructions as to how to proceed. If a Supervised Person has any questions about the contents of this Manual or any particular section thereof, they should contact the CCO to discuss further.

Paralel requires Supervised Persons to complete a Compliance Questionnaire included within MCO upon joining the Company and generally quarterly thereafter. Many of these questions are intended to identify actual or potential conduct that could constitute an actual, potential or apparent conflict of interest. If a Supervised Person has any questions about the questions included in the Compliance Questionnaire, they should contact the CCO to discuss further.

However, written policies and procedures cannot address and a compliance questionnaire cannot anticipate every potential conflict. With this in mind, Supervised Persons should be cognizant of any and all potential conflicts of interest regardless of whether Paralel has contemplated them or not in its existing policies and procedures and/or the Compliance Questionnaire. Upon identifying such a potential conflict of interest, Supervised Persons should bring it to the attention of the CCO as soon as possible so that Paralel can assess the potential conflict and take the necessary steps to properly address it.

While it is not possible to provide a precise or comprehensive definition of a conflict of interest, Paralel is providing the following guidance to better enable Supervised Persons to recognize potential conflicts of interest:

●	One factor that is common to many conflict of interest situations is the possibility that Paralel’s or a Supervised Person’s actions or decisions will be affected because of actual or potential differences between or among the interests of Paralel, Clients, and/or the Supervised Person’s own personal interests. If you suspect that any of these parties’ interests may not be aligned and that this could affect your or Paralel’s decisions or actions, a potential conflict of interest may exist.

●	A situation may be found to involve a conflict of interest even if it does not result in any financial loss to Paralel or Clients, or any gain to Paralel, certain Clients, and/or the Supervised Person, and irrespective of the motivations of Paralel or the Supervised Persons involved. Such factors should not prevent you from notifying the CCO of a potential conflict of interests.

Addressing Conflicts of Interest

As stated above, Paralel’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. The following procedures apply to potential conflicts of interest that may not currently be anticipated by such existing policies and procedures.

The CCO is responsible for determining how to address a newly identified potential conflict of interest. Supervised Persons should not seek to address a potential conflict of interest without the CCO’s involvement unless it is not possible to contact the CCO on a timely basis. In such situations, Supervised Persons should use good judgment in identifying and responding appropriately to actual or apparent conflicts and notify the CCO of the potential conflict and their conduct in response as soon as possible thereafter.

The following principles govern Paralel’s approach to addressing conflicts of interest:

●	To the extent possible, potential conflicts of interest should be resolved in such a way so as to prevent the potential conflict of interest from becoming an actual or apparent conflict of interest.

●	To the extent possible, conflicts of interest that involve Paralel and/or its Supervised Persons on one hand, and Clients on the other hand, will generally be disclosed and resolved in a way that favors the interests of Clients over the interests of Paralel and its Supervised Persons.

INSIDER TRADING

Most Recently Revised: April 2023

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Nonpublic Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Nonpublic Information;

●	Trading by a non-insider while in possession of Material Nonpublic Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Nonpublic Information through unlawful means such as computer hacking; and

●	Communicating Material Nonpublic Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender otters and stock repurchase plans;

●	Recapitalization plans; and

●	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Nonpublic Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and Digital Securities. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Supervised Persons should consult with the CCO if there is any question as to whether nonpublic information is material.

What Information is Nonpublic?

Once information has been effectively distributed to the investing public, it is no longer nonpublic. However, the distribution of Material Nonpublic Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be nonpublic information. Examples of the ways in which nonpublic information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, or Bloomberg messaging;

●	By text message or through Twitter; or

●	On a social networking site such as Facebook or Linkedln.

Supervised Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Nonpublic Information. Supervised Persons should consult with the CCO if there is any question as to whether material information is nonpublic.

Penalties for Trading on Material Nonpublic Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits, and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained or loss avoided (and up to

$1,000,000 for companies). Paralel is not obligated to pay legal fees, penalties, or other costs incurred by Supervised Persons found guilty of insider trading.

Risks

In developing these policies and procedures, Paralel considered the material risks associated with insider trading. This analysis includes risks such as:

●	Supervised Persons place trades in personal and/or Client accounts while in possession of Material Nonpublic Information;

●	Supervised Persons pass Material Nonpublic Information on to others;

●	Supervised Persons are not aware of what constitutes Material Nonpublic Information;

Paralel has established the following guidelines to mitigate these risks.

Policies and Procedures

Supervised Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Paralel’s Funds. Paralel’s Insider Trading policies and procedures apply to all Supervised Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Supervised Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Supervised Person is a partner unless the Supervised Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Nonpublic Information

If a Supervised Person has questions as to whether they are in possession of Material Nonpublic Information, they may inquire about whether such information qualifies as Material Public Information. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Supervised Person:

●	Must not trade the securities of any company about which they may possess Material Nonpublic Information, or derivatives related to the issuer in question;

●	Must not discuss any potentially Material Nonpublic Information with colleagues or a fund sub-adviser, except as specifically required by their position, which shall first be approved by the CCO; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Nonpublic Information.

If a Supervised Person believes that they have either violated or may be asked to violate any of the above requirements regarding Material Nonpublic information, they must immediately report such fact or belief to the CCO to determine the appropriate course of action. Quarterly, the Supervised Persons will certify that they will follow these requirements in the future, and that they have not violated such requirements across the past quarter

Selective Disclosure

Non-public information about Paralel’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Supervised Persons must never disclose proposed or pending trades or other sensitive information to any third-party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that Paralel owes to its Funds.

Supervised Persons should not disclose proposed or pending trades to any Client or other individual or entity outside of Paralel other than a trading counterparty with a legitimate need to know the information.

Sub-Advisory Relationships

Paralel will delegate management of Client assets to third-party sub-advisors. In doing so, Paralel may receive Material Nonpublic Information about these managers’ investment strategies and trading activities. Paralel’s Supervised Persons are prohibited from trading on, or improperly utilizing, Material Nonpublic Information obtained from third-party managers. Generally, without prior approval of the CCO, Investment Persons should not open a Managed Account with any sub-adviser with which Paralel has engaged for work on a Reportable Fund.

Rumors

Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity. Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws.

This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons of Paralel and other market participants and trading counterparties. Supervised Persons should consult with the CCO regarding questions about the appropriateness of any communications.

GIFTS AND ENTERTAINMENT

Most Recently Revised: April 2024

Background

Supervised Persons should not engage in any activity, practice, or act which conflicts with the best interest of the Company or its Clients. Accepting gifts of more than a nominal value could have the potential to influence an employee in such a way as to impede his or her best judgment when making decisions on behalf of the Company or its Clients. Supervised Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Risks

In developing these policies and procedures, Paralel considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. Paralel also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence on another individual or entity. Paralel established the following guidelines to mitigate these risks.

Policies and Procedures

Guiding Principles

Paralel holds its Supervised Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. The purpose of business gifts and entertainment is to create goodwill and sound working relationships, not to gain unfair advantage. Anti-bribery and anti-corruption statutes in the U.S. are broadly written, so Supervised Persons should consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Registered Representatives - Employees who are also registered with the Financial Industry Regulatory Authority (“FINRA”) as a Registered Representative may have additional requirements and/or restrictions in addition to those described herein. Those Registered Representatives should consult their Written Supervisory Procedures (“WSP”) for any additional requirements.

Specific Policies and Procedures

Paralel and its Supervised Persons are prohibited from directly or indirectly giving gifts or entertainment that may appear lavish or excessive. Definitions and policies for the giving and receipt of entertainment and gifts for this section are below. While this policy applies to Paralel broadly (i.e., PTL, PAL, PDL), it is important that Supervised Persons consider the capacity in which they are acting when giving or permitting to be given anything of value as certain entities and individuals have regulatory requirements while others do not.

Entertainment is a meeting, meal or other activity where both you and a business partner are present and have the opportunity to discuss business or any participant’s employer bears the cost. It does not include events that have been organized by Paralel, such as Paralel organized receptions or multi-client entertainment. If the giver is not present tor the event or activity, it will be considered a gift.

Paralel recognizes that participating in entertainment events with Business Partners may help further legitimate business purposes and objectives. Examples of permissible entertainment events include lunches, dinners, golf outings, cocktail parties and regular season sporting events (“entertainment events”). Supervised Persons are encouraged to participate in entertainment events with whom the Company maintains business relationships, so long as they are reasonable and customary types of entertainment events in a business context. Nonetheless, extravagant entertainment from or to a client, prospective client or other person or entity with which Paralel conducts business is strictly prohibited. Supervised Persons are not required to obtain prior approval before participating in or hosting an entertainment event, provided that the entertainment event is not lavish or extravagant in nature.

A Gift is anything of value that is given with the intent to foster a legitimate business relationship. Gifts can include merchandise such as wine, gift baskets, or tickets if the giver does not attend. Cash gifts are not permitted to be given or received.

Gifts such as holiday baskets or lunches delivered to Paralel’s offices, which are received on behalf of the Company, do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats, jackets, and umbrellas.

The Value of any Gifts or Entertainment given or received must be the greater of cost or market value. If the cost or market value is not easily determined, an employee can estimate the approximate value or request further guidance from the CCO or designee.

Disclosures and Approvals

Disclosures of Gifts or Entertainment

All disclosures of applicable gifts or entertainment must be disclosed via the Gifts and Entertainment Form found on MCO (when receiving) or in Ramp expense reporting and quarterly reporting process via corporate (when giving) as set forth below.

MCO disclosures should be completed on at least a quarterly basis along with regular quarterly Code requirements but, unless otherwise indicated, may be done prior or immediately following the act occurring as well.

Information required to be disclosed in expense reports should be provided in the Ramp expense reporting system whenever required following the action.

Approvals of Gifts or Entertainment (when required)

All approvals, unless otherwise indicated, must come from the CCO or designee, which can be accomplished by completing a request using MCO’s Gifts and Entertainment Form request form.

Generally, pre-approval should be obtained to the extent feasible when approval is required. However, due to the nature of gift-giving and the impromptu nature of some Entertainment, approval for employees accepting such items may often be after the fact.

If a gift request is not approved and returning or rejecting the item would negatively affect the business relationship, the gift should be turned over to the CCO and the gift will be donated to charity.

Specific Requirements

The chart that follows sets forth the various requirements related to the receipt and giving of gifts and entertainment for Supervised Persons. Please note that FINRA Registered Representatives may have additional requirements detailed in the applicable WSP related to gifts and entertainment. In addition, there are specific requirements related to Investment Persons which are different than Supervised Persons.

Paralel G&E Requirements

	Type	Value	Approval Required*	Disclosure Required
	Recipient	De-minimis (under -$100, or reasonable amount for routine activities, e.g. board meeting dinner received in connection to services provided; attendance at industry events with drinks, etc.).	None	None
		More than de-minimis, but less than $500 per person per event ( <$250 for an Investment Person)	None
		Greater than $500 per person per event ( >$250 for an Investment Person)	Approval required (pre-approval preferred)	Disclose at least quarterly inMCO
		Any value from a broker/dealer to an Investment Person	Pre-approval required; generally not allowed
		De-minims or routine activities	None	None
	Giver*	More than de-minims, but less than $500 per person per event	None	Indicate recipient / relationship in expense report. Confirm in quarterly reporting process.
		Greater than $500 per person per event	Approval required (pre-approval preferred)
		Any value to a broker/dealer from an Investment Person	Pre-approval required; generally not allowed
Gifts	Recipient	Cash or equivalent	Not permitted
		De-minimis (less than -$100) promotional/logo items, gift baskets for department, etc.	None	None
		More than de-minimis, but less than $100 in total from same Business Partner per year.	None
		Greater than $100 in total from same Business Partner per year	Approval required, strictly prohibited for FINRA Reg. Reps+	Quarterly disclosure required in MCO
		Any value from a broker/dealer to an Investment Person	Pre-approval required; generally not allowed
		Cash or equivalent	Not permitted
		De-minimis (less than -$100) promotional/logo items, gift baskets for department, etc.	None	None
	Giver*	More than de-minimis, but under $100 per Business Partner per year	None	Indicate recipient / relationship in expense report. Confirm in quarterly reporting process.
		Over $100 per Business Partner per year (from budget).	Approval required; strictly prohibited for FINRA Registered Reps+
		Any value to a broker/dealer from an Investment Person	Pre-approval required; generally not allowed

* Additional manager approval may be required depending on the individual and position.

+ There may be instances which the cco determines such gift is allowable; only permitted with pre-clearance.

Exceptions to Entertainment Limits. The limits and reporting requirements set forth above generally do not apply to personal relationships with business partners that are not conducted for the purpose of awarding business.

Exceptions to Gift Giving Limits. The limits set forth above generally do not apply to personal gifts, such as a wedding gift or a congratulatory gift for the birth of a child, provided that these gifts are not in relation to the business of Paralel.

Additionally, certain Supervised Persons have roles which require them to perform functions in various capacities tor Paralel entities. By way of example, the CEO may participate in, or provision, entertainment events for clients and prospective clients of PTL as a natural part of the sales and relationship cycle. While such entertainment may not improperly influence the recipient or have even an appearance of impropriety, the CCO has the authority to grant an exception to the Gifts and Entertainment reporting requirements for these individuals/circumstances.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” - The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs tor certain legitimate business purposes. However, these exceptions are limited and is dependent on the relevant facts and circumstances. Paralel and its Supervised Persons must comply with the spirit and the letter of the FCPA at all times. Supervised Persons must obtain pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages (not lavish or excessive) that are provided during a legitimate business meeting.

Supervised Persons must consult with the CCO it there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Internal Controls

Gifts and Entertainment Tracking - As noted in the chart above, a combination of expense reporting, corporate reporting and MCO has been implemented to track Supervised Persons’ provision and receipt of gifts and entertainment.

Monitoring Third Parties - Supervised Persons are responsible for assessing whether agreements with third parties should include anti-bribery representations and for ensuring that any necessary representations are included in executed agreements. Supervised Persons should consult with the CCO as needed. The Company will otter anti-bribery training sessions if the CCO or their designee believes that they are necessary given the types of clients the Company has. Supervised Persons may not execute agreements with third parties that are reasonably expected to interact with government officials without the CCO’s approval.

If a third-party is reasonably expected to interact with government officials, the Supervised Person will review any expense claims submitted by the third-party and may require explanations and supplemental documentation to ensure that the third-party has not provided improper gifts or entertainment on Paralel’s behalf. The Supervised Person will escalate any potential items to the CCO or designee that may require additional review.

APPENDIX A - DEFINITIONS

The following defined terms are used throughout this Code of Ethics. Other capitalized terms are defined within specific sections of the Code.

●	1940 Act - The Investment Company Act of 1940, as amended.

●	Access Person - Any Supervised Persons of PAL, who:

●	has access to non-public information regarding any clients’ transactions, or non-public information regarding the portfolio holdings of any Reportable Fund(s) or subsidiary of a Reportable Fund;

●	is involved in making securities recommendations to a Reportable Fund, or has access to such recommendations that are non-public; or

●	in connection with his or her regular functions or duties, makes, participates in or obtains information regarding a Reportable Fund’s transactions or whose functions relate to the making of any recommendations with respect to a Reportable Fund’s transactions;

In addition, Access Persons will include the following persons, with notice to such person:

●	any Supervised Person of a Paralel entity who the CCO designates as an Access Person after consideration of applicable law and/or regulations and any other factors deemed appropriate by the CCO; or

●	any consultant, intern, or independent contractor hired or engaged by any Paralel entity, as determined appropriate by the CCO.

All of PAL’s directors, officers, and partners are presumed to be Access Persons (officers of affiliates of PAL will be determined by the cco). All officers of a Reportable Fund will also be an Access Person.

●	Advisers Act - The Investment Advisers Act of 1940, as amended.

●	Automatic Investment Plan - A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

●	Beneficial Interest - An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

●	Business Partner - Includes all current or potential clients and vendors of Paralel, any registered broker/dealers, and any firms which Paralel might have a business relationship in in the future.

●	CCO - Paralel’s Chief Compliance Officer, as applicable to the relevant entity (PTL, PDL, or PAL). References to the CCO completing activities discussed throughout the Code are assumed to be delegable at the discretion of the CCO, unless otherwise stated.

●	CEO - Paralel’s Chief Executive Officer. References to the CEO completing activities discussed throughout the Code are assumed to be delegable at the discretion of the CEO.

●	Employees - Paralel’s officers, directors, principals, and employees and, if designated by the CCO, contractors.

●	Exchange Act - The Securities Exchange Act of 1934.

●	Federal Securities Laws - The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, the Dodd-Frank Act of 2010, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

●	FINRA - The Financial Industry Regulatory Authority, a self-regulatory organization.

●	Front-Running - Trading a favored account ahead of other accounts.

●	Insider Trading - Trading personally or on behalf of others on the basis of Material Nonpublic Information, or improperly communicating Material Nonpublic Information to others.

●	Investment Persons - “Investment Person” shall mean any Access Person (within Paralel) who makes investment decisions for Paralel or its Reportable Funds, who provides investment related information or advice to portfolio managers, or helps to execute and/or implement a portfolio manager’s decisions. This typically includes for example, portfolio managers, portfolio assistants, traders, and securities analysts. This may include any consultant, intern, or independent contractor hired or engaged by a Paralel entity, as determined appropriate by the CCO.

●	IPO - An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

●	Material Nonpublic Information - Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Supervised Persons should consult with Paralel’s CCO about any questions as to whether information constitutes Material Nonpublic Information.

●	Outside Counsel - Counsel retained by Paralel.

●	Registered Representative - The term “Registered Representative” as used within this Code, refers to an employee who holds a securities license, and is actively registered, with FINRA.

●	Reportable Funds - Registered open-end (mutual fund or ETFs) and closed-end funds for which Paralel provides investment advisory services or serves as the principal underwriter.

●	RIC - An investment company registered under the 1940 Act, often referred to as a fund.

●	Security - The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. “Security” also includes any Digital Security.

●	SEC - The Securities and Exchange Commission.

●	Securities Act - The Securities Act of 1933.

●	Supervised Person - Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of a Paralel entity, or other person who provides investment advice on behalf of Paralel and is subject to Paralel’s supervision and control.